EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Worldtex, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Worldtex, Inc. filed November 30, 1992 (No. 33-55124) and filed December 8, 1993 (No. 33-72640) of our audit report dated February 27, 1998, relating to the consolidated balance sheets of Worldtex, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended, which report appears in the December 31, 1997 Annual Report on Form 10-K of Worldtex, Inc.

                                                           KPMG Peat Marwick LLP




Atlanta, Georgia
March 31, 1998